EXHIBIT 99




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    Pure Harvest Cannabis Group Completes Name & Symbol Change, Forward Split
      New Phase for Company with Pure Harvest Strategic Business Transition

DENVER, CO, May 2, 2019 --- The Pocket Shot Company, (OTC: PCKK), a ten-year-old specialty alcoholic beverage distribution company based in Denver, Colorado, is pleased to announce that effective May 1, 2019, FINRA has approved the Company's requested name change from The Pocket Shot Company trading under the ticker "PCKK" to Pure Harvest Cannabis Group, Inc. (OTC: PHCG). For a twenty business day period, the company will trade under the ticker (OTC PCKKD).

We are also pleased to announce that the Financial Industry Regulatory Authority ("FINRA") has also approved the Company's application for a 2 for 1 forward split effective immediately.

"We are appreciative of FINRA's approvals and eager to begin telling our story to the public," said David Lamadrid, CEO, Pure Harvest Cannabis Group. "We expect to be very active over the coming months with our strategic plans including acquisitions and joint ventures across multiple markets that have legalized cannabis and hemp-derived products. We are advancing our strategic transition to enter the cannabis, hemp and CBD industry. Our Pocket Shot beverage business will continue as a separate operating subsidiary," added Mr. Lamadrid.

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About Pure Harvest Cannabis Producers

The Pure Harvest Cannabis Group is a new science-based medical cannabis company with a commitment to the highest quality products, ethical growing standards, environmental awareness, and corporate integrity. Pure Harvest intends to develop into a large scale vertically integrated producer and distributor in large, established, and growing markets.

Pure Harvest is focused on developing precision dosed cannabinoid health and wellness consumer products. The Company's goals include establishing Pure Harvest Cannabis as an iconic consumer product brand offering a wide variety of cannabis/CBD products that can be sold in multiple international markets that have legalized cannabis and hemp-derived products.

Pure Harvest has recently merged with The Pocket Shot Company and plans to transition into a vertically integrated multi-state operator (MSO) and multi-country producer and purveyor of the finest quality cannabis and hemp derived products for active life styles, and to support patient health and well-being.

Forward Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933, are subject to Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbors created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate. Future events and results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Investor Relations & Financial Media info@integrityir.com Toll Free: (888) 216-3595 www.IntegrityIR.com